Exhibit 4.6

FORM OF

COGNYTE SOFTWARE LTD.

2021 SHARE INCENTIVE PLAN

Unless otherwise defined, terms used herein shall have the meaning ascribed to them in Section 27 hereof.

1.	PURPOSE; TYPES OF AWARDS; CONSTRUCTION.

1.1 Purpose. The purpose of this 2021 Share Incentive Plan (as amended, this “Plan”) is to afford an incentive to Service Providers of Cognyte Software Ltd., an Israeli company (together with any successor corporation thereto, the “Company”), or any Affiliate of the Company, which now exists or hereafter is organized or acquired by the Company or its Affiliates, to continue as Service Providers, to increase their efforts on behalf of the Company or its Affiliates and to promote the success of the Company’s business, by providing such Service Providers with opportunities to acquire a proprietary interest in the Company by the issuance of Shares or restricted Shares (“Restricted Shares”) of the Company, and by the grant of options to purchase Shares (“Options”), Restricted Share Units (“RSUs”) and other Share-based Awards pursuant to Sections 10 through 12 of this Plan.

1.2 Types of Awards.

1.2.1 This Plan is intended to enable the Company to issue Awards under various tax regimes, including: (i) pursuant and subject to the provisions of Section 102 of the Ordinance (or the corresponding provision of any subsequently enacted statute, as amended from time to time), and all regulations and interpretations adopted by any competent authority, including the Israel Tax Authority (the “ITA”), including the Income Tax Rules (Tax Benefits in Stock Issuance to Employees) 5763-2003 or such other rules so adopted from time to time (the “Rules”) (such Awards that are intended to be (as set forth in the Award Agreement) and which qualify as such under Section 102 of the Ordinance and the Rules, “102 Awards”); (ii) pursuant to Section 3(i) of the Ordinance or the corresponding provision of any subsequently enacted statute, as amended from time to time (such Awards, “3(i) Awards”); (iii) Incentive Stock Options within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted United States federal tax statute, as amended from time to time, to be granted to Employees who are deemed to be residents of the United States, for purposes of taxation, or are otherwise subject to U.S. Federal income tax (such Awards that are intended to be (as set forth in the Award Agreement) and which qualify as an incentive stock option within the meaning of Section 422(b) of the Code, “Incentive Stock Options”); and (iv) Options not intended to be (as set forth in the Award Agreement) or which do not qualify as an Incentive Stock Option to be granted to Service Providers who are deemed to be residents of the United States for purposes of taxation, or are otherwise subject to U.S. Federal income tax (“Nonqualified Stock Options”).

1.2.2 In addition to the issuance of Awards under the above tax regimes, and without derogating from the generality of Section 25, this Plan contemplates issuances to Grantees in other jurisdictions or under other tax regimes with respect to which the Committee is empowered, but is not required, to make the requisite adjustments in this Plan and set forth the relevant conditions in an appendix to this Plan or in the Company’s agreement with the Grantee in order to comply with the requirements of such other tax regimes.

1.2.3 This Plan is also intended to enable the Company to issue Adjusted Awards in substitution for awards relating to common stock (“VSI Common Shares”) of Verint Systems Inc. (“VSI”) in connection with the spin-off of the Company by VSI (the “Spin-Off”). Notwithstanding anything in this Plan to the contrary, the Adjusted Awards will reflect substantially the original terms of the awards being so adjusted, including the vesting provisions.

1.3 Construction. To the extent any provision herein conflicts with the conditions of any relevant tax law, rule or regulation which are relied upon for tax relief in respect of a particular Award to a Grantee, the Committee is empowered, but is not required, hereunder to determine that the provisions of such law, rule or regulation shall prevail over those of this Plan and to interpret and enforce such prevailing provisions. With respect to 102 Awards, if and to the extent any action or the exercise or application of any provision hereof or authority granted hereby is conditioned or subject to obtaining a ruling or tax determination from the ITA, to the extent required by applicable law, then the taking of any such action or the exercise or application of such section or authority with respect to 102 Awards shall be conditioned upon obtaining such ruling or tax determination, and, if obtained, shall be subject to any condition set forth therein; it being clarified that there is no obligation to apply for any such ruling or tax determination (which shall be in the sole discretion of the Committee) and no assurance is made that if applied any such ruling or tax determination will be obtained (or the conditions thereof).

2.	ADMINISTRATION.

2.1 The Committee. To the extent permitted under Applicable Law, the Articles of Association and any other governing document of the Company, this Plan shall be administered by the Committee. In the event that the Board does not appoint or establish a committee to administer this Plan, this Plan shall be administered by the Board, and, accordingly, any and all references herein to the Committee shall be construed as references to the Board. In the event that an action necessary for the administration of this Plan is required under Applicable Law to be taken by the Board without the right of delegation, or if such action or power was explicitly reserved by the Board in appointing, establishing and empowering the Committee, then such action shall be so taken by the Board. Even if such a Committee was appointed or established, the Board may take any actions that are stated to be vested in the Committee, and shall not be restricted or limited from exercising all rights, powers and authorities under this Plan or Applicable Law.

2.2 Authorities and Powers. Subject to the terms and conditions of this Plan, any mandatory provisions of Applicable Law and any provisions of any Company policy required under mandatory provisions of Applicable Law, and in addition to the Committee’s powers contained elsewhere in this Plan, the Committee shall have full authority, in its discretion, from time to time and at any time, to determine any of the following, or to recommend to the Board any of the following if it is not authorized to take such action according to Applicable Law: (i) eligible Grantees, (ii) grants of Awards and setting the terms and provisions of Award Agreements (which need not be identical) and any other agreements or instruments under which Awards are made, including the number of Shares underlying each Award and the class of Shares underlying each Award (if more than one class was designated by the Board), (iii) the time or times at which Awards shall be granted, (iv) the terms, conditions and restrictions applicable to each Award and any Shares acquired upon the exercise or (if applicable) vesting thereof, including (1) designating Awards under Section 1.2; (2) the vesting schedule and terms and conditions upon which Awards may be exercised or become vested, (3) the Exercise Price, (4) the method of payment for Shares purchased upon the exercise or (if applicable) vesting of the Awards, (5) the method for satisfaction of any tax withholding obligation arising in connection with the Awards or such Shares, including by the withholding or delivery of Shares, (6) the time of the expiration of the Awards, (7) the effect of the Grantee’s termination of Continuous Service with the Company or any of its Affiliates, and (8) all other terms, conditions and restrictions applicable to the Award or the Shares not inconsistent with the terms of this Plan, (v) the interpretation of this Plan and any Award Agreement and the meaning, interpretation and applicability of terms referred to in Applicable Law, (vi) policies, guidelines, rules and regulations relating to and for carrying out this Plan, and any amendment, supplement or rescission thereof, as it may deem appropriate, (vii) to adopt supplements to, or alternative versions of, this Plan, including, without limitation, as it deems necessary or desirable to comply with the laws of, or to accommodate the tax regime or custom of, foreign jurisdictions whose citizens or residents may be granted Awards, (viii) the Fair Market Value of the Shares or other securities, property or rights, (ix) the tax track (capital gains, ordinary income track or any other track available under the Section 102 of the Ordinance) for the purpose of 102 Awards, (x) the authorization and approval of conversion, substitution, cancellation or suspension under and in accordance with this Plan of any or all Awards or Shares, (xi) unless otherwise provided under the terms of this Plan, the amendment, modification, waiver or supplement of the terms of any outstanding Award (including, without limitation, reducing the Exercise Price of an Award), provided, however, that if such amendments increases the Exercise Price of an Award or reduces the number of Shares underlying an Award, then such amendments shall require the consent of the applicable Grantee, unless such amendment is made pursuant to the exercise of rights or authorities in accordance with Section 13, (xii) without limiting the generality of the foregoing, and subject to the provisions of Applicable Law, to grant to a Grantee who is the holder of an outstanding Award, in exchange for the cancellation of such Award, the provision of a new Award having an Exercise Price lower than that provided in the Award so canceled and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of this Plan or to set a new Exercise Price for the same Award lower than that previously provided in the Award, (xiii) to correct any defect, supply any omission or reconcile any inconsistency in this Plan or any Award Agreement and all other determinations and take such other actions with respect to this Plan or any Award as it may deem advisable to the extent not inconsistent with the provisions of this Plan or Applicable Law, and (xiv) any other matter which is necessary or desirable for, or incidental to, the administration of this Plan and any Award thereunder. The authority granted hereunder includes the authority to modify Awards to eligible individuals who are foreign nationals or are individuals who are employed outside Israel to recognize differences in local law, tax policy or custom, in order to effectuate the purposes of this Plan but without amending this Plan.

2.3 Determinations. The Board and the Committee shall be free at all times to make such determinations and take such actions as they deem fit. The Board and the Committee need not take the same action or determination with respect to all Awards, with respect to certain types of Awards, with respect to all Service Providers or any certain type of Service Providers and actions and determinations may differ as among the Grantees, and as between the Grantees and any other holders of securities of the Company. All decisions, determinations, and interpretations of the Committee, the Board and the Company under this Plan shall be final and binding on all Grantees (whether before or after the issuance of Shares pursuant to Awards), unless otherwise determined by the Committee, the Board or the Company, respectively. The Committee shall have the authority (but not the obligation) to determine the interpretation and applicability of Applicable Law to any Grantee or any Awards. No member of the Committee or the Board shall be liable to any Grantee for any action taken or determination made in good faith with respect to this Plan or any Award granted hereunder.

3. ELIGIBILITY. Awards may be granted to Service Providers of the Company or any Affiliate thereof, taking into account, at the Committee’s discretion and without an obligation to do so, the qualification under each tax regime pursuant to which such Awards are granted, subject to the limitation on the granting of Incentive Stock Options set forth in Section 7.1. A person who has been granted an Award hereunder may be granted additional Awards, if the Committee shall so determine, subject to the limitations herein. However, eligibility in accordance with this Section 3 shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award. Awards may differ in number of Shares covered thereby, the terms and conditions applying to them or on the Grantees or in any other respect (including, that there should not be any expectation (and it is hereby disclaimed) that a certain treatment, interpretation or position granted to one shall be applied to the other, regardless of whether or not the facts or circumstances are the same or similar).

4.	SHARES.

4.1 Shares Available.

4.1.1 Subject to adjustment as provided in Section 13, the number of Shares with respect to which Awards may be granted from time to time under the Plan shall, in the aggregate, not exceed, at any time, the sum of (i) 9,500,000 Shares, plus (ii) such number of Shares equal to the number of VSI Common Shares that were issued upon the exercise or vesting of awards granted pursuant to the VSI Equity Plans under Section 102 of the Ordinance, and which VSI Common Shares, as of the date of the effectiveness of the Spin-Off, are held by a trustee appointed in accordance with Section 102 of the Ordinance (“Previously Vested Shares”), plus (iii) such number of Shares that are underlying the Adjusted Awards (excluding any Awards included in sub-clause (ii) above); provided, however, that, subject to adjustment as provided for in Section 13, the aggregate number of Shares with respect to which Incentive Stock Options may be granted under the Plan shall be 5,000,000. Subject to adjustment as provided in Section 13, the maximum number of Shares with respect to which Awards (other than Incentive Stock Options) may be granted to any Grantee in any fiscal year shall be 2,000,000.

4.1.2 If any Shares subject to an Award are forfeited, cancelled, or exchanged or if an Award terminates or expires without issuance of Shares to the Grantee, the Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, termination or expiration, again be available for Awards under the Plan (excluding for this purpose any Previously Vested Shares). For the avoidance of doubt, if two Awards are granted together in tandem, the Shares underlying any portion of the tandem Award which is not exercised or not otherwise settled in Shares will again be available for Awards under the Plan. Upon payment in cash of the benefit provided by any Award granted under this Plan, any Shares that were covered by that Award will again be available for Awards under the Plan. If a Grantee has elected to give up the right to receive cash compensation in exchange for Shares, and such Shares are not issued as an Award under Section 102, then such Shares will not be deemed to be issued under this Plan, will not count against the aggregate limit described in Section 4.1 and will not be subject to tax and withholding under Section 102 of the Ordinance. Notwithstanding the foregoing, any Shares which (i) are tendered to or withheld by the Company to satisfy payment or applicable tax withholding requirements in connection with the vesting or delivery of an Award, (ii) are withheld by the Company upon exercise of an Option pursuant to a “net exercise” arrangement, or (iii) underlie a Stock Appreciation Right that is settled in Shares, shall not again be available for Awards under the Plan. In addition, Shares that are purchased by the Company in the open market pursuant to any repurchase plan or program, whether using Option proceeds or otherwise, shall not be made available for grants of Awards under the Plan, nor shall such number of purchased Shares be added to the limit described in Section 4.1. Any Shares delivered pursuant to an Award may consist, in whole or in part, of treasury Shares (in case of 102 Awards, subject, if required, to obtaining a tax ruling) or of authorized and unissued Shares.

4.2 Substitute Awards. Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Shares underlying any Substitute Awards shall not be counted against the aggregate number of Shares available for Awards under the Plan.

4.3 Assumed Available Shares. In the event that an entity acquired by the Company or with which it combines has shares available under a pre-existing plan (“Target Company Plan”) previously approved by shareholders and not adopted in contemplation of such acquisition, merger or other combination, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) (“Assumed Available Shares”) may be used for Awards under this Plan made after such acquisition or merger; provided, however, that Awards using such Assumed Available Shares may not be made after the deadline for new awards or grants under the terms of the Target Company Plan, and may only be made to individuals who were not employees or directors of the Company or any subsidiary prior to such acquisition, merger or other combination. The Awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan if such Awards comply with the terms of the Target Company Plan, and may account for Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction. To the extent required, inclusion of the Assumed Available Shares, in the Shares available under the Plan, shall be subject to a ruling from the ITA.

5. TERMS AND CONDITIONS OF AWARDS. Each Award granted pursuant to this Plan shall be evidenced by a written or electronic agreement between the Company and the Grantee or a written or electronic notice delivered by the Company (the “Award Agreement”), in substantially such form or forms and containing such terms and conditions, as the Committee shall from time to time approve , except that Awards that are not intended to qualify under Section 102 may be evidenced by a notification (if any) that does not meet the requirements of Section 102. Award Agreements need not be in the same form and may differ in the terms and conditions included therein and, with respect to Adjusted Awards, an Award Agreement also refers to any notice, memorandum, or summary of terms applicable thereto, as well as any award agreement under any VSI Equity Plan that may be referred to therein or that is assumed in connection with the Adjusted Award.

5.1 Number of Shares. Each Award Agreement shall state the number of Shares covered by the Award.

5.2 Type of Award. Each Award Agreement may state the type of Award granted thereunder, provided that the tax treatment of any Award, whether or not stated in the Award Agreement, shall be as determined in accordance with Applicable Law.

5.3 Exercise Price. Each Award Agreement shall state the Exercise Price, if applicable, as may be adjusted under Section 13 hereof. Subject to Sections 3, 6.2 and 7.2 and to the foregoing, the Committee may reduce the Exercise Price of any outstanding Award, on terms and subject to such conditions as it deems advisable. The Exercise Price of any outstanding Award granted to a Grantee who is subject to U.S. federal income tax shall be determined in accordance with Section 409A of the Code.

5.4 Manner of Exercise. An Award may be exercised, as to any or all Shares as to which the Award has become exercisable, by written notice delivered in person or by mail (or such other methods of delivery prescribed by the Company) to the equity plan administrator of the Company or to such other person as determined by the Committee, or in any other manner as the Committee shall prescribe from time to time, specifying the number of Shares with respect to which the Award is being exercised (which may be equal to or lower than the aggregate number of Shares that have become exercisable at such time, subject to the last sentence of this Section 5.4), accompanied by payment of the aggregate Exercise Price for such Shares in the manner specified in the following sentence. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

5.5 Payment. No Shares shall be delivered pursuant to any exercise or settlement of an Award until payment in full of the aggregate exercise price therefor (if any) is received by the Company. Such payment may be made (i) in cash, or its equivalent, or (ii) subject to the Company’s consent, by exchanging Shares owned by the Grantee (which are not the subject of any pledge or other security interest and which have been owned by such Grantee for at least six months), (iii) subject to such rules as may be established by the Committee and applicable law, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise or settlement of the Award and to deliver promptly to the Company an amount equal to the aggregate exercise price, (iv) subject to any conditions or limitations established by the Committee, the Company’s withholding of Shares otherwise issuable upon exercise or settlement of an Award pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Shares so withheld will not be treated as issued and acquired by the Company upon such exercise or settlement), (v) by a combination of the foregoing, or (vi) by such other methods as may be approved by the Committee, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company or withheld as of the date of such tender or withholding is at least equal to such aggregate exercise price; and provided further that the application of cashless or “net exercise” exercise with respect to any 102 Awards shall be subject to obtaining a tax ruling from the ITA, to the extent required by Applicable Law, and in such case reference to “Fair Market Value” shall be as defined in such tax ruling. Wherever in this Plan or any Award Agreement a Grantee is permitted to pay the exercise price of an Award or taxes relating to the exercise or settlement of an Award by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Award as exercised or settled without further payment and shall withhold such number of Shares from the Shares acquired by the exercise or settlement of the Award.

5.6 Vesting of Awards.

5.6.1 Each Award Agreement shall provide the vesting schedule for the Award as determined by the Committee, including acceleration events, if any.

5.6.2 The Award Agreement may contain performance goals and measurements (which, in case of 102 Trustee Awards, may, if then required, be subject to obtaining a specific tax ruling or determination from the ITA), and the provisions with respect to any Award need not be the same as the provisions with respect to any other Award. Such performance goals may include, but are not limited to, sales, earnings before interest and taxes, gross or operating margin, return on investment, earnings per share, cash flow, any combination of the foregoing or rate of growth of any of the foregoing, as determined by the Committee. The Committee may adjust performance goals pursuant to Awards previously granted to take into account changes in law and accounting and tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or the exclusion of the impact of extraordinary or unusual items, events or circumstances.

5.7 Termination.

5.7.1 Unless otherwise determined by the Committee, and subject to Section 5.8 and 5.9 hereof, an Award may not be exercised unless the Grantee is then in Continuous Service or, in the case of an Incentive Stock Option, an employee in Continuous Service of a company or a parent or subsidiary company of such company issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies, and unless the Grantee has remained in the Continuous Service since the date of grant of the Award and throughout the vesting dates.

5.7.2 In the event that the Grantee’s Continuous Service terminates, including as a result of Retirement (but other than by reason of death or Disability), all Awards of such Grantee that are unvested at the time of such termination shall terminate on the date of such termination, and, except in the event of termination for Cause, all Awards of such Grantee that are vested and exercisable at the time of such termination may be exercised within up to three (3) months after the date of such termination (or such different period as the Committee shall prescribe), but in any event no later than the date of expiration of the Award’s term as set forth in the Award Agreement or pursuant to this Plan.

5.7.3 In the event the Company determines or discovers during or after the course of Grantee’s employment or service that Grantee committed an act during the course of employment or service that constitutes or would have constituted Cause for termination, the Committee shall have the right, to the maximum extent permissible under applicable law, to cancel or forfeit all or any portion of the Award (whether or not vested). In addition, any Award Agreement may provide, in such circumstances, for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provisions intended to have a similar effect, under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the SEC or any national securities exchange or national securities association on which the Shares may be traded.

5.7.4 Notwithstanding anything to the contrary, the Committee, in its absolute discretion, may, on such terms and conditions as it may determine appropriate, extend the periods for which Awards held by any Grantee may continue to vest and be exercisable; it being clarified that such Awards may lose their entitlement to certain tax benefits under Applicable Law (including, without limitation, qualification of an Award as an Incentive Stock Option) as a result of the modification of such Awards and/or in the event that the Award is exercised beyond the later of: (i) three (3) months after the date of termination of Grantee’s Continuous Service; or (ii) the applicable period under this Section 5.7 and Section 5.8 below with respect to a termination of Grantee’s Continuous Service because of the death, Disability or Retirement of Grantee.

5.7.5 For purposes of this Plan:

5.7.5.1 A termination of Grantee’s Continuous Service shall not be deemed to occur (except to the extent required by the Code with respect to the Incentive Stock Option status of an Option) in case of (i) a transition or transfer of a Grantee among the Company and its Affiliates, (ii) a change in the status of the Grantee between an Employee or Service Provider, or a change in the identity of the employing or engagement entity among the Company and its Affiliates, provided, in case of the foregoing clauses (i) and (ii) above, that the Grantee has remained continuously employed by and/or in the service of the Company and its Affiliates since the date of grant of the Award and throughout the vesting period; or (iii) if the Grantee takes any unpaid leave as set forth in Section 5.10.

5.7.5.2 An entity or an Affiliate thereof assuming an Award or issuing in substitution thereof in a transaction to which Section 424(a) of the Code applies or in a Change in Control in accordance with Section 13 shall be deemed as an Affiliate of the Company for purposes of this Section 5.7, unless the Committee determines otherwise.

5.7.5.3 In the case of a Grantee whose principal employer or service recipient is a Subsidiary or Affiliate, the Grantee’s Continuous Service shall also be deemed terminated for purposes of this Section 5.7 as of the date on which such principal employer or service recipient ceases to be a Subsidiary or Affiliate.

5.8 Death or Disability of Grantee. If a Grantee shall die while employed by, or performing service for, the Company or its Affiliates, or within the three (3) month period after the date of termination of such Grantee’s Continuous Service (or within such different period as the Committee may determine), or if the Grantee’s Continuous Service shall terminate by reason of Disability, all Awards theretofore granted to such Grantee which are then vested and exercisable (unless earlier terminated in accordance with their terms) may be exercised by the Grantee or by the Grantee’s estate or by a person who acquired the legal right to exercise such Awards by bequest or inheritance, or by a person who acquired the legal right to exercise such Awards in accordance with applicable law in the case of Disability of the Grantee, as the case may be, at any time within one (1) year after the death or Disability of the Grantee (or such different period as the Committee shall prescribe), but in any event no later than the date of expiration of the Award’s term as set forth in the Award Agreement or pursuant to this Plan. In the event that an Award granted hereunder shall be exercised as set forth above by any person other than the Grantee, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or proof satisfactory to the Committee of the right of such person to exercise such Award.

5.9 Exercise Period. The Exercise Period of an Award will be ten (10) years from the date of grant of the Award, unless otherwise determined by the Committee and stated in the Award Agreement, but subject to the vesting provisions described above and the early termination provisions set forth in Sections 5.7 and 5.8 hereof. At the expiration of the Exercise Period, any Award, or any part thereof, that has not been exercised within the term of the Award and the Shares covered thereby not paid for in accordance with this Plan and the Award Agreement shall terminate and become null and void, and all interests and rights of the Grantee in and to the same shall expire.

5.10 Suspension of Vesting. Unless the Committee provides otherwise, vesting of Awards granted hereunder shall be suspended during any unpaid leave of absence, other than in the case of any transfers between locations of the Company or any of its Affiliates, or between the Company and any of its Affiliates, or any respective successor thereof. For purposes of this Plan, (i) military leave, (ii) maternity or paternity leave (whether paid or unpaid), (iii) sick leave or (iv) any other leave of absence of not more than 90 days; are not deemed unpaid leave of absence, unless otherwise determined by the Committee or unless provided otherwise pursuant to Company policy, as adopted from time to time.

5.11 Securities Law Restrictions. Except as otherwise provided in the applicable Award Agreement or other agreement between the Service Provider and the Company, and unless otherwise determined by the Committee, if the exercise of an Award following the termination of Grantee’s Continuous Service (other than for Cause) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act or equivalent requirements under equivalent laws of other applicable jurisdictions, then the Award shall remain exercisable and terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Grantee’s Continuous Service (or within such different period as the Committee may have provided pursuant to Section 5.7 or 5.8 hereof) during which the exercise of the Award would not be in such violation, or (ii) the expiration of the term of the Award as set forth in the Award Agreement or pursuant to this Plan. In addition, unless otherwise provided in a Grantee’s Award Agreement, if the sale of any Shares received upon exercise or (if applicable) vesting of an Award following the termination of the Grantee’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Award shall terminate on the earlier of (i) the expiration of a period equal to the applicable post-termination exercise period after the termination of the Grantee’s Continuous Service during which the exercise of the Award would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Award as set forth in the applicable Award Agreement or pursuant to this Plan.

5.12 Other Provisions. The Award Agreement evidencing Awards under this Plan shall contain such other terms and conditions not inconsistent with this Plan as the Committee may determine, at or after the date of grant.

6. NONQUALIFIED STOCK OPTIONS. Awards granted pursuant to this Section 6 are intended to constitute Nonqualified Stock Options and shall be subject to the general terms and conditions specified in Section 5 hereof and other provisions of this Plan, except for any provisions of this Plan applying to Awards under different tax laws or regulations. In the event of any inconsistency or contradictions between the provisions of this Section 6 and the other terms of this Plan, this Section 6 shall prevail. However, if for any reason the Awards granted pursuant to this Section 6 (or portion thereof) does not qualify as an Incentive Stock Option, then, to the extent of such non-qualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option granted under this Plan. In no event will the Board, the Company or any Parent or Subsidiary or any of their respective employees or directors have any liability to Grantee (or any other person) due to the failure of the Option to qualify for any reason as an Incentive Stock Option.

6.1 Certain Limitations on Eligibility for Nonqualified Stock Options. Nonqualified Stock Options may not be granted to a Service Provider who is deemed to be a resident of the United States for purposes of taxation or who is otherwise subject to United States federal income tax unless the Shares underlying such Options constitute “service recipient stock” under Section 409A of the Code or unless such Options comply with the payment requirements of Section 409A of the Code.

6.2 Exercise Price. The Exercise Price of a Nonqualified Stock Option (except with respect to Substitute Awards and, if applicable, Adjusted Awards) shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option unless the Committee specifically indicates that the Awards will have a lower Exercise Price and the Award complies with Section 409A of the Code. Notwithstanding the foregoing, a Nonqualified Stock Option may be granted with an exercise price lower than the minimum exercise price set forth above if such Award is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of that complies with Section 424(a) of the Code or 1.409A-1(b)(5)(v)(D) of the U.S. Treasury Regulations or any successor guidance.

7. INCENTIVE STOCK OPTIONS. Awards granted pursuant to this Section 7 are intended to constitute Incentive Stock Options and shall be granted subject to the following special terms and conditions, the general terms and conditions specified in Section 5 hereof and other provisions of this Plan, except for any provisions of this Plan applying to Awards under different tax laws or regulations. In the event of any inconsistency or contradictions between the provisions of this Section 7 and the other terms of this Plan, this Section 7 shall prevail.

7.1 Eligibility for Incentive Stock Options. Incentive Stock Options may be granted only to Employees of the Company, or to Employees of a Parent or Subsidiary, determined as of the date of grant of such Options. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee shall be deemed granted effective on the date such person commences employment, with an exercise price determined as of such date in accordance with Section 7.2.

7.2 Exercise Price. The Exercise Price of an Incentive Stock Option (except with respect to Substitute Awards and, if applicable, Adjusted Awards) shall not be less than one hundred percent (100%) of the Fair Market Value of the Shares covered by the Awards on the date of grant of such Option or such other price as may be determined pursuant to the Code. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than the minimum exercise price set forth above if such Award is granted pursuant to an assumption or substitution for another option in a manner that complies with the provisions of Section 424(a) of the Code.

7.3 Date of Grant. Notwithstanding any other provision of this Plan to the contrary, no Incentive Stock Option may be granted under this Plan after 10 years from the date this Plan is adopted, or the date this Plan is approved by the shareholders, whichever is earlier.

7.4 Exercise Period. No Incentive Stock Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Award, subject to Section 7.6. No Incentive Stock Option granted to a prospective Employee may become exercisable prior to the date on which such person commences employment.

7.5 $100,000 Per Year Limitation. The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which all Incentive Stock Options granted under this Plan and all other “incentive stock option” plans of the Company, or of any Parent or Subsidiary, become exercisable for the first time by each Grantee during any calendar year shall not exceed one hundred thousand United States dollars ($100,000) with respect to such Grantee. To the extent that the aggregate Fair Market Value of Shares with respect to which such Incentive Stock Options and any other such incentive stock options are exercisable for the first time by any Grantee during any calendar year exceeds one hundred thousand United States dollars ($100,000), such options shall be treated as Nonqualified Stock Options. The foregoing shall be applied by taking options into account in the order in which they were granted. If the Code is amended to provide for a different limitation from that set forth in this Section 7.5, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Awards as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonqualified Stock Option in part by reason of the limitation set forth in this Section 7.5, the Grantee may designate which portion of such Option the Grantee is exercising. In the absence of such designation, the Grantee shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Separate certificates representing each such portion may be issued upon the exercise of the Option.

7.6 Ten Percent Shareholder. In the case of an Incentive Stock Option granted to a Ten Percent Shareholder, notwithstanding the foregoing provisions of this Section 7.6, (i) the Exercise Price shall not be less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the date of grant of such Incentive Stock Option, and (ii) the Exercise Period shall not exceed five (5) years from the effective date of grant of such Incentive Stock Option.

7.7 Payment of Exercise Price. Each Award Agreement evidencing an Incentive Stock Option shall state each alternative method by which the Exercise Price thereof may be paid.

7.8 Leave of Absence. Notwithstanding Section 5.10, a Grantee’s Continuous Service shall not be deemed to have terminated if the Grantee takes any leave as set forth in Section 5.10; provided, however, that if any such leave exceeds three (3) months, on the day that is three (3) months following the commencement of such leave any Incentive Stock Option held by the Grantee shall cease to be treated as an Incentive Stock Option and instead shall be treated thereafter as a Nonqualified Stock Option, unless the Grantee’s right to return to employment is guaranteed by statute or contract.

7.9 Exercise Following Termination for Disability. Notwithstanding anything else in this Plan to the contrary, Incentive Stock Options that are not exercised within three (3) months following termination of the Grantee’s Continuous Service with the Company or its Parent or Subsidiary or a corporation or a Parent or Subsidiary of such corporation issuing or assuming an Option in a transaction to which Section 424(a) of the Code applies, or within one year in case of termination of the Grantee’s Continuous Service with the Company or its Parent or Subsidiary due to a Disability (within the meaning of Section 22(e)(3) of the Code), shall be deemed to be Nonqualified Stock Options.

7.10 Adjustments to Incentive Stock Options. Any Awards Agreement providing for the grant of Incentive Stock Options shall indicate that adjustments made pursuant to this Plan with respect to Incentive Stock Options could constitute a “modification” of such Incentive Stock Options (as that term is defined in Section 424(h) of the Code) or could cause adverse tax consequences for the holder of such Incentive Stock Options and that the holder should consult with his or her tax advisor regarding the consequences of such “modification” on his or her income tax treatment with respect to the Incentive Stock Option.

7.11 Notice to Company of Disqualifying Disposition. Each Grantee who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Grantee makes a Disqualifying Disposition of any Shares received pursuant to the exercise of Incentive Stock Options. A “Disqualifying Disposition” is any disposition (including any sale) of such Shares before the later of (i) two years after the date the Grantee was granted the Incentive Stock Option, or (ii) one year after the date the Grantee acquired Shares by exercising the Incentive Stock Option. If the Grantee dies before such Shares are sold, these holding period requirements do not apply and no disposition of the Shares will be deemed a Disqualifying Disposition.

8. 102 AWARDS. Awards granted pursuant to this Section 8 are intended to constitute 102 Awards and shall be granted subject to the following special terms and conditions, the general terms and conditions specified in Section 5 hereof and other provisions of this Plan, except for any provisions of this Plan applying to Awards under different tax laws or regulations. In the event of any inconsistency or contradictions between the provisions of this Section 8 and the other terms of this Plan, this Section 8 shall prevail.

8.1 Tracks. Awards granted pursuant to this Section 8 are intended to be granted pursuant to Section 102 of the Ordinance pursuant to either (i) Section 102(b)(2) or (3) thereof (as applicable), under the capital gain track (“102 Capital Gain Track Awards”), or (ii) Section 102(b)(1) thereof under the ordinary income track (“102 Ordinary Income Track Awards”, and together with 102 Capital Gain Track Awards, “102 Trustee Awards”). 102 Trustee Awards shall be granted subject to the special terms and conditions contained in this Section 8, the general terms and conditions specified in Section 5 hereof and other provisions of this Plan, except for any provisions of this Plan applying to Options under different tax laws or regulations.

8.2 Election of Track. Subject to Applicable Law, the Company shall file an election with the ITA regarding the type of 102 Trustee Awards it elects to grant before the date of grant of any 102 Trustee Awards (the “Election”). Such Election shall also apply to any other securities, including bonus shares, received by any Grantee as a result of holding the 102 Trustee Awards. Any Election shall not prevent the Company from granting Awards, pursuant to Section 102(c) of the Ordinance without a Trustee (“102 Non-Trustee Awards”).

8.3 Eligibility for Awards.

8.3.1 Subject to Applicable Law, 102 Awards may only be granted to an “employee” within the meaning of Section 102(a) of the Ordinance (which as of the date of the adoption of this Plan means (i) individuals employed by an Israeli company being an Employer, and (ii) individuals who are serving and are engaged personally (and not through an entity) as “office holders” by such an Israeli company), but may not be granted to a controlling shareholder as defined in Section 32(9) of the Ordinance (“Eligible 102 Grantees”). Eligible 102 Grantees may receive only 102 Awards, which may either be granted to a Trustee or granted under Section 102 of the Ordinance without a Trustee.

8.4 102 Award Grant Date.

8.4.1 Each 102 Award will be deemed granted on the date determined by the Committee, subject to Section 8.4.2, provided that (i) the Grantee has signed all documents required by the Company or pursuant to Applicable Law, and (ii) with respect to 102 Trustee Award, the Company has provided all applicable documents to the Trustee in accordance with the guidelines published by the ITA, and if all such applicable documents are not signed (where necessary) and delivered by the Grantee within 90 days from the date determined by the Committee (subject to Section 8.4.2), then such 102 Trustee Award shall be deemed to be a 102 Non Trustee Award.

8.4.2 Unless otherwise permitted by the Ordinance, any grants of 102 Trustee Awards that are made on or after the date of the adoption of this Plan or an amendment to this Plan, as the case may be, that may become effective only at the expiration of thirty (30) days after the filing of this Plan or any amendment thereof (as the case may be) with the ITA in accordance with the Ordinance shall be conditional upon the expiration of such 30-day period, such condition shall be read and is incorporated by reference into any corporate resolutions approving such grants and into any Award Agreement evidencing such grants (whether or not explicitly referring to such condition), and the date of grant shall be at the expiration of such 30-day period, whether or not the date of grant indicated therein corresponds with this Section 8.4. In the case of any contradiction, this provision and the date of grant determined pursuant hereto shall supersede and be deemed to amend any date of grant indicated in any corporate resolution or Award Agreement.

8.5 102 Trustee Awards.

8.5.1 Each 102 Trustee Award, each Share issued pursuant to the exercise of any 102 Trustee Award, and any rights granted thereunder, shall be issued to and registered in the name of the Trustee and shall be held in trust for the benefit of the Grantee for the requisite period prescribed by the Ordinance (the “Required Holding Period”). In the event that the requirements under Section 102 of the Ordinance to qualify an Award as a 102 Trustee Award are not met, then the Award may be treated as a 102 Non-Trustee Award or 3(i) Award, all in accordance with the provisions of the Ordinance. After expiration of the Required Holding Period, the Trustee may release such 102 Trustee Awards and any such Shares, provided that (i) the Trustee has received an acknowledgment from the ITA that the Grantee has paid any applicable taxes due pursuant to the Ordinance, or (ii) the Trustee and/or the Company and/or the Employer withholds all applicable taxes and compulsory payments due pursuant to the Ordinance arising from the 102 Trustee Awards and/or any Shares issued upon exercise or (if applicable) vesting of such 102 Trustee Awards. The Trustee shall not release any 102 Trustee Awards or Shares issued upon exercise or (if applicable) vesting thereof unless clauses (i) or (ii) are fulfilled.

8.5.2 Each 102 Trustee Award shall be subject to the relevant terms of the Ordinance, the Rules and any determinations, rulings or approvals issued by the ITA, which shall be deemed an integral part of the 102 Trustee Awards and shall prevail over any term contained in this Plan or Award Agreement that is not consistent therewith. Any provision of the Ordinance, the Rules and any determinations, rulings or approvals by the ITA not expressly specified in this Plan or Award Agreement that are necessary to receive or maintain any tax benefit pursuant to Section 102 of the Ordinance shall be binding on the Grantee. Any Grantee granted a 102 Trustee Awards shall comply with the Ordinance and the terms and conditions of the trust agreement entered into between the Company and the Trustee.

8.5.3 During the Required Holding Period, the Grantee shall not release from trust or sell, assign, transfer or give as collateral, the Shares issuable upon the exercise or (if applicable) vesting of a 102 Trustee Awards and/or any securities issued or distributed with respect thereto, until the expiration of the Required Holding Period. Notwithstanding the above, if any such sale, release or other action occurs during the Required Holding Period it may result in adverse tax consequences to the Grantee under Section 102 of the Ordinance and the Rules, which shall apply to and shall be borne solely by such Grantee. Subject to the foregoing, the Trustee may, pursuant to a written request from the Grantee, but subject to the terms of this Plan, release and transfer such Shares to a designated third party, provided that both of the following conditions have been fulfilled prior to such release or transfer: (i) payment has been made to the ITA of all taxes and compulsory payments required to be paid upon the release and transfer of the Shares, and confirmation of such payment has been received by the Trustee and the Company, and (ii) the Trustee has received written confirmation from the Company that it is not aware of any restriction that would prevent such transfer under the Company’s corporate documents, this Plan, the Award Agreement and any Applicable Law.

8.5.4 If a 102 Trustee Award is exercised or (if applicable) vested, the Shares issued upon such exercise or (if applicable) vesting shall be issued in the name of the Trustee for the benefit of the Grantee.

8.5.5 Upon or after receipt of a 102 Trustee Award, if required, the Grantee may be required to sign an undertaking to release the Trustee from any liability with respect to any action or decision duly taken and executed in good faith by the Trustee in relation to this Plan, or any 102 Trustee Awards or Share granted to such Grantee thereunder.

8.6 102 Non-Trustee Awards. The foregoing provisions of this Section 8 relating to 102 Trustee Awards shall not apply with respect to 102 Non-Trustee Awards, which shall, however, be subject to the relevant provisions of Section 102 of the Ordinance and the applicable Rules. The Committee may determine that 102 Non-Trustee Awards, the Shares issuable upon the exercise or (if applicable) vesting of a 102 Non-Trustee Awards and/or any securities issued or distributed with respect thereto, shall be allocated or issued to the Trustee, who shall hold such 102 Non-Trustee Awards and all accrued rights thereon (if any), in trust for the benefit of the Grantee and/or the Company, as the case may be, until the full payment of tax arising from the 102 Non-Trustee Awards, the Shares issuable upon the exercise or (if applicable) vesting of a 102 Non-Trustee Awards and/or any securities issued or distributed with respect thereto. The Company may choose, alternatively, to force the Grantee to provide it with a guarantee or other security, to the satisfaction of each of the Trustee and the Company, until the full payment of the applicable taxes.

8.7 Written Grantee Undertaking. To the extent and with respect to any 102 Trustee Award, and as required by Section 102 of the Ordinance and the Rules, by virtue of the receipt of such Award, the Grantee is deemed to have provided, undertaken and confirm the following written undertaking (and such undertaking is deemed incorporated into any documents signed by the Grantee in connection with the employment or service of the Grantee and/or the grant of such Award), and which undertaking shall be deemed to apply and relate to all 102 Trustee Awards granted to the Grantee, whether under this Plan or other plans maintained by the Company, and whether prior to or after the date hereof.

8.7.1 The Grantee shall comply with all terms and conditions set forth in Section 102 of the Ordinance with regard to the “Capital Gain Track” or the “Ordinary Income Track”, as applicable, and the applicable rules and regulations promulgated thereunder, as amended from time to time;

8.7.2 The Grantee is familiar with, and understands the provisions of, Section 102 of the Ordinance in general, and the tax arrangement under the “Capital Gain Track” or the “Ordinary Income Track” in particular, and its tax consequences; the Grantee agrees that the 102 Trustee Awards and Shares that may be issued upon exercise or (if applicable) vesting of the 102 Trustee Awards (or otherwise in relation to the 102 Trustee Awards), will be held by the Trustee appointed pursuant to Section 102 of the Ordinance for at least the duration of the “Holding Period” (as such term is defined in Section 102) under the “Capital Gain Track” or the “Ordinary Income Track”, as applicable. The Grantee understands that any release of such 102 Trustee Awards or Shares from trust, or any sale of the Share prior to the termination of the Holding Period, as defined above, will result in taxation at marginal tax rate, in addition to deductions of appropriate social security, health tax contributions or other compulsory payments; and

8.7.3 The Grantee agrees to the trust agreement signed between the Company, the Employer and the Trustee appointed pursuant to Section 102 of the Ordinance.

9. 3(i) AWARDS. Awards granted pursuant to this Section 9 are intended to constitute 3(i) Awards and shall be granted subject to the general terms and conditions specified in Section 5 hereof and other provisions of this Plan, except for any provisions of this Plan applying to Awards under different tax laws or regulations. In the event of any inconsistency or contradictions between the provisions of this Section 9 and the other terms of this Plan, this Section 9 shall prevail.

9.1 To the extent required by the Ordinance or the ITA or otherwise deemed by the Committee to be advisable, the 3(i) Awards and/or any Shares or other securities issued or distributed with respect thereto granted pursuant to this Plan shall be issued to a Trustee nominated by the Committee in accordance with the provisions of the Ordinance or the terms of a trust agreement, as applicable. In such event, the Trustee shall hold such Awards and/or other securities issued or distributed with respect thereto in trust, until exercised or (if applicable) vested by the Grantee and the full payment of tax arising therefrom, pursuant to the Company’s instructions from time to time as set forth in a trust agreement, which will have been entered into between the Company and the Trustee. If determined by the Committee, and subject to such trust agreement, the Trustee will also hold the Shares issuable upon exercise or (if applicable) vesting of the 3(i) Awards, as long as they are held by the Grantee. If determined by the Committee, and subject to such trust agreement, the Trustee shall be responsible for withholding any taxes to which a Grantee may become liable upon issuance of Shares, whether due to the exercise or (if applicable) vesting of Awards.

9.2 Shares pursuant to a 3(i) Award shall not be issued, unless the Grantee delivers to the Company payment in cash or by bank check or such other form acceptable to the Committee of all withholding taxes due, if any, on account of the Grantee acquired Shares under the Award or gives other assurance satisfactory to the Committee of the payment of those withholding taxes.

10. RESTRICTED SHARES. The Committee may award Restricted Shares to any eligible Grantee, including under Section 102 of the Ordinance. Each Award of Restricted Shares under this Plan shall be evidenced by a written agreement between the Company and the Grantee (the “Restricted Share Agreement”), in such form as the Committee shall from time to time approve. The Restricted Shares shall be subject to all applicable terms of this Plan, which in the case of Restricted Shares granted under Section 102 of the Ordinance shall include Section 8 hereof, and may be subject to any other terms that are not inconsistent with this Plan. The Restricted Share Agreement shall comply with and be subject to Section 5 and the following terms and conditions, unless otherwise specifically provided in such Agreement and not inconsistent with this Plan, or Applicable Law:

10.1 Purchase Price. Section 5.4 shall not apply. Each Restricted Share Agreement shall state an amount of Exercise Price to be paid by the Grantee, if any, in consideration for the issuance of the Restricted Shares and the terms of payment thereof, which may include payment in cash or, subject to the Committee’s approval, by issuance of promissory notes or other evidence of indebtedness on such terms and conditions as determined by the Committee.

10.2 Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution (in which case they shall be transferred subject to all restrictions then or thereafter applicable thereto), until such Restricted Shares shall have vested (the period from the date on which the Award is granted until the date of vesting of the Restricted Share thereunder being referred to herein as the “Restricted Period”). The Committee may also impose such additional or alternative restrictions and conditions on the Restricted Shares, as it deems appropriate, including the satisfaction of performance criteria (which, in case of 102 Trustee Awards, may be subject to obtaining a specific tax ruling or determination from the ITA). Certificates for Shares issued pursuant to Restricted Share Awards, if issued, shall bear an appropriate legend referring to such restrictions, and any attempt to dispose of any such Shares in contravention of such restrictions shall be null and void and without effect. Such certificates may, if so determined by the Committee, be held in escrow by an escrow agent appointed by the Committee, or, if a Restricted Share Award is made pursuant to Section 102 of the Ordinance, by the Trustee. To the extent required by the Ordinance or the ITA, the Restricted Shares issued pursuant to Section 102 of the Ordinance shall be issued to the Trustee in accordance with the provisions of the Ordinance.

10.3 Forfeiture; Repurchase. Subject to such exceptions as may be determined by the Committee, if the Grantee’s Continuous Service shall terminate for any reason prior to the expiration of the Restricted Period of an Award or prior to the timely payment in full of the Exercise Price of any Restricted Shares, any Shares remaining subject to vesting or with respect to which the purchase price has not been paid in full, shall thereupon be forfeited, transferred to, and redeemed, repurchased or cancelled by, as the case may be, subject to Applicable Law and the Grantee shall have no further rights with respect to such Restricted Shares.

10.4 Ownership. During the Restricted Period the Grantee shall possess all incidents of ownership of such Restricted Shares, subject to Section 10.2, including the right to vote and receive dividends with respect to such Shares. All securities, if any, received by a Grantee with respect to Restricted Shares as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Award.

11. RESTRICTED SHARE UNITS. An RSU is an Award covering a number of Shares that is settled, if vested and (if applicable) exercised, by issuance of those Shares or, except for RSUs granted under the capital gains route of Section 102 of the Ordinance, a corresponding amount of cash. An RSU may be awarded to any eligible Grantee, including under Section 102 of the Ordinance. The Award Agreement relating to the grant of RSUs under this Plan (the “Restricted Share Unit Agreement”), shall be in such form as the Committee shall from time to time approve. The RSUs shall be subject to all applicable terms of this Plan, which in the case of RSUs granted under Section 102 of the Ordinance shall include Section 8 hereof, and may be subject to any other terms that are not inconsistent with this Plan.

11.1 Exercise Price. Each RSU shall state an amount of Exercise Price to be paid by the Grantee, if any, in consideration for the issuance of the Shares and the terms of payment thereof, which may include payment in cash or, subject to the Committee’s approval, by issuance of promissory notes or other evidence of indebtedness on such terms and conditions as determined by the Committee. If an Exercise Price is to be paid then Section 5.4 shall apply, as applicable.

11.2 Shareholders’ Rights. The Grantee shall not possess or own any ownership rights in the Shares underlying the RSUs and no rights as a shareholder shall exist prior to the actual issuance of Shares in the name of the Grantee.

11.3 Settlements of Awards. Settlement of vested RSUs shall be made in the form of Shares or, except with respect to 102 Trustee Awards, cash. Distribution to a Grantee of an amount (or amounts) from settlement of vested RSUs may be deferred to a date after settlement as determined by the Committee. The amount of a deferred distribution may, in the Committee’s discretion, be increased by an interest factor or by dividend equivalents. Until the grant of RSUs is settled, the number of Shares underlying such RSUs shall be subject to adjustment pursuant hereto.

11.4 Section 409A Restrictions. Notwithstanding anything to the contrary set forth herein, any RSUs granted under this Plan that are not exempt from the requirements of Section 409A of the Code shall contain such restrictions or other provisions so that such RSUs will comply with the requirements of Section 409A of the Code, if applicable to the Company. Such restrictions, if any, shall be determined by the Committee and contained in the Restricted Share Unit Agreement evidencing such RSU. For example, such restrictions may include a requirement that any Shares that are to be issued in a year following the year in which the RSU vests must be issued in accordance with a fixed, pre-determined schedule.

12.	OTHER SHARE OR SHARE-BASED AWARDS.

12.1 The Committee may grant other Awards which may be settled in Shares, cash or a combination thereof. Such Share-based Awards may be granted alone, in addition to, or in tandem with any Award of any type granted under this Plan (without any obligation or assurance that that such Share-based Awards will be entitled to tax benefits under Applicable Law or to the same tax treatment as other Awards under this Plan).

12.2 Stock Appreciation Rights. Without limiting the generality of Section 12.1, the Committee may also grant stock appreciation rights without the grant of an accompanying option (“Stock Appreciation Right”).

The exercise price of any such stock appreciation right granted to a Grantee who is subject to U.S. federal income tax shall be determined in compliance with Section 6.2.

12.2.1 Grant. Subject to the provisions of the Plan, the Committee shall have sole authority to determine the number of Shares to be covered by each Stock Appreciation Right Award, the grant price thereof and the conditions and limitations applicable to the exercise thereof. No Stock Appreciation Right shall be exercisable more than ten years from the date of grant.

12.2.2 Exercise and Payment. A Stock Appreciation Right shall entitle the Grantee to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over the grant price thereof (which grant price (except with respect to Substitute Awards and, if applicable, Adjusted Awards) shall not be less than the Fair Market Value on the date of grant). The Committee shall determine in its sole discretion whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares.

12.2.3 Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at the grant of a Stock Appreciation Right, the term, methods of exercise, methods and form of settlement, and any other terms and conditions of any Stock Appreciation Right. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

13.	EFFECT OF CERTAIN CHANGES.

13.1 General.

13.1.1 In the event of a division or subdivision of the outstanding share capital of the Company, any distribution of shares (stock split or stock dividend), consolidation or combination of share capital of the Company (reverse stock split), reclassification with respect to the Shares or any similar recapitalization events (each, a “Recapitalization”), a merger (including, a reverse merger and a reverse triangular merger), consolidation or like transaction of the Company with or into another corporation, a reorganization (which may include a combination or exchange of shares, spin-off or other corporate divestiture or division), or other similar occurrences, the Committee shall have the authority to make, without the need for a consent of any holder of an Award, such adjustments as determined by the Committee to be appropriate, in its discretion, in order to adjust (i) the number and class of Shares reserved and available for grants of Awards, (ii) the number and class of Shares covered by outstanding Awards, (iii) the Exercise Price per share covered by any Award, (iv) the terms and conditions concerning vesting and exercisability and the term and duration of the outstanding Awards, (v) the type or class of security, asset or right underlying the Award (which need not be only that of the Company, and may be that of the surviving corporation or any affiliate thereof or such other entity party to any of the above transactions), and (vi) any other terms of the Award that in the opinion of the Committee should be adjusted. Any fractional Shares resulting from such adjustment shall be treated as determined by the Committee, and in the absence of such determination shall be rounded down to the nearest whole share, and the Company shall have no obligation to make any cash or other payment with respect to such fractional Shares. No adjustment shall be made by reason of the distribution of subscription rights or rights offering to outstanding Shares or other issuance of Shares by the Company, unless the Committee determines otherwise. The adjustments determined pursuant to this Section 13.1 (including a determination that no adjustment is to be made) shall be final, binding and conclusive.

13.1.2 Notwithstanding anything to the contrary included herein, in the event of a distribution of cash dividend by the Company to all holders of Shares, the Committee shall have the authority to determine, without the need for a consent of any holder of an Award, that the Exercise Price of any Award, which is outstanding and unexercised on the record date of such distribution, shall be reduced by an amount equal to the per Share gross dividend amount distributed by the Company, and the Committee may determine that the Exercise Price following such reduction shall be not less than zero. The application of this Section 13.1.2 with respect to any 102 Awards shall be subject to obtaining a ruling from the ITA, to the extent required by applicable law and subject to the terms and conditions of any such ruling.

13.2 Change in Control.

13.2.1 Except as otherwise provided in an Award Agreement or by the Committee, to the extent outstanding Awards granted under this Plan are not assumed, converted or replaced by the resulting or continuing entity in the event of a Change in Control, all outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to outstanding Awards shall lapse and such Awards shall become vested and non-forfeitable, and any specified performance goals with respect to outstanding Awards shall be deemed to be satisfied at target immediately prior to the consummation of a Change in Control.

13.2.2 Except as otherwise provided in an Award Agreement or by the Committee at the date of grant, to the extent outstanding Awards granted under this Plan are assumed, converted or replaced by the resulting or continuing entity in the event of a Change in Control, (i) any outstanding Awards that are subject to Performance Goals shall be converted, assumed or replaced by the resulting or continuing entity as if target performance had been achieved as of the date of the Change in Control, and such Awards shall continue to remain subject to the time-based service requirements, if any, during the remaining period set forth in the Award Agreement, and (ii) all other Awards shall continue to vest (and/or the restrictions thereon shall continue to lapse) during the remaining period set forth in the Award Agreement.

13.2.3 Except as otherwise provided in an Award Agreement or by the Committee, to the extent outstanding Awards granted under this Plan are either assumed, converted or replaced by the resulting or continuing entity in the event of a Change in Control, if a Grantee’s employment or service is terminated without Cause by the Company or a Subsidiary or Affiliate of the Company or a Grantee terminates his or her employment or service with the Company or a Subsidiary or Affiliate of the Company for Good Reason, in either case, during the two year period following a Change in Control, all outstanding Awards held by the Grantee that may be exercised shall become fully exercisable and all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable.

13.2.4 Notwithstanding anything in this Plan or any Award Agreement to the contrary, to the extent any provision of this Plan or an Award Agreement would cause a payment of deferred compensation that is subject to Section 409A of the Code to be made upon the occurrence of (i) a Change in Control, then such payment shall not be made unless such Change in Control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A of the Code, or (ii) a termination of Continuous Service, then such payment shall not be made unless such termination of Continuous Service also constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change in Control or termination of Continuous Service, but disregarding any future service or performance requirements.

13.2.5 Neither the authorities and powers of the Committee under this Section 13.2, nor the exercise or implementation thereof shall (i) be restricted or limited in any way by any adverse consequences (tax or otherwise) that may result to any holder of an Award, or (ii) be deemed to constitute a change or an amendment of the rights of such holder under this Plan, nor shall any such adverse consequences (or any adverse tax consequences that may result from any tax ruling or other approval or determination of any relevant tax authority) be deemed to constitute a change or an amendment of the rights of such holder under this Plan. This Section 13.2 may be effected without consent of any Grantee and without any liability to the Company or its Affiliates, or to their respective officers, directors, employees and representatives, and the respective successors and assigns of any of the foregoing.

13.3 Reservation of Rights. Except as expressly provided in this Section 13 (if any), the Grantee of an Award hereunder shall have no rights by reason of any Recapitalization of Shares of any class, any increase or decrease in the number of Shares of any class, or any dissolution, liquidation, reorganization (which may include a combination or exchange of shares, spin-off or other corporate divestiture or division, or other similar occurrences), or Change in Control. Any issue by the Company of Shares of any class, or securities convertible into Shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number, type or price of Shares subject to an Award. The grant of an Award pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets or engage in any similar transactions.

14.	NON-TRANSFERABILITY OF AWARDS.

14.1 General. All Awards granted under this Plan by their terms shall not be transferable, other than by will or by the laws of descent and distribution, unless otherwise determined by the Committee or under this Plan, provided that with respect to Shares issued upon exercise, Shares issued upon the vesting of Awards, or Awards that are Shares, the restrictions on transfer shall be the restrictions referred to in Sections 15 and 16 hereof. Subject to the above provisions, the terms of such Award, this Plan, and any applicable Award Agreement shall be binding upon the beneficiaries, executors, administrators, heirs and successors of such Grantee. Awards may be exercised or otherwise realized, during the lifetime of the Grantee, only by the Grantee or by his guardian or legal representative, to the extent provided for herein. Any transfer of an Award not permitted hereunder (including transfers pursuant to any decree of divorce, dissolution or separate maintenance, any property settlement, any separation agreement or any other agreement with a spouse) and any grant of any interest in any Award to, or creation in any way of any direct or indirect interest in any Award by, any party other than the Grantee shall be null and void and shall not confer upon any party or person, other than the Grantee, any rights.

14.2 Beneficiary Designation. A Grantee may, with the Committee’s prior approval, file with the Committee a written designation of a beneficiary, who shall be permitted to exercise such Grantee’s Award or to whom any benefit under this Plan is to be paid, in each case, in the event of the Grantee’s death before he or she fully exercises his or her Award or receives any or all of such benefit, on such form as may be prescribed by the Committee. If no designated beneficiary survives the Grantee, the executor or administrator of the Grantee’s estate shall be deemed to be the Grantee’s beneficiary.

14.3 Incentive Stock Option. Notwithstanding any other provisions of the Plan to the contrary, no Incentive Stock Option may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or in accordance with a beneficiary designation pursuant to Section 14.2. Further, all Incentive Stock Options granted to a Grantee shall be exercisable during his or her lifetime only by such Grantee.

14.4 Shares held in Trust. As long as the Shares are held by the Trustee in favor of the Grantee, all rights possessed by the Grantee over the Shares are personal, and may not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

14.5 Permitted Transfer. If and to the extent a Grantee is entitled to transfer an Award in accordance with the terms of the Plan and any other applicable agreements, such transfer shall be subject (in addition, to any other conditions or terms applying thereto) to receipt by the Company from such proposed transferee of a written instrument, on a form reasonably acceptable to the Company, pursuant to which such proposed transferee agrees to be bound by all provisions of the Plan and any other applicable agreements, including without limitation, any restrictions on transfer of the Award set forth herein (however, failure to so deliver such instrument to the Company as set forth above shall not derogate from all such provisions applying on any transferee).

15. CONDITIONS UPON ISSUANCE OF SHARES. The grant of Awards and the issuance of Shares upon exercise or settlement of Awards shall be subject to compliance with all Applicable Law as determined by the Company, including, applicable requirements of federal, state and foreign law with respect to such securities. The Company shall have no obligations to issue Shares pursuant to the exercise or settlement of an Award and Awards may not be exercised or settled, if the issuance of Shares upon exercise or settlement would constitute a violation of any Applicable Law as determined by the Company, including, applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. In addition, no Award may be exercised unless (i) a registration statement under the Securities Act or equivalent law in another jurisdiction shall at the time of exercise or settlement of the Award be in effect with respect to the Shares issuable upon exercise of the Award, or (ii) in the opinion of legal counsel to the Company, the Shares issuable upon exercise of the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act or equivalent law in another jurisdiction. The inability of the Company to obtain authority from any regulatory body having jurisdiction, if any, deemed by the Company to be necessary to the lawful issuance and sale of any Shares hereunder, and the inability to issue Shares hereunder due to non-compliance with any Company policies with respect to the sale of Shares, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority or compliance shall not have been obtained or achieved. As a condition to the exercise of an Award, the Company may require the person exercising such Award to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any Applicable Law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company, including to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, all in form and content specified by the Company.

16. PROVISIONS GOVERNING SHARES. Shares issued pursuant to an Award shall be subject to this Plan and shall be subject to the Articles of Association of the Company, and any other governing documents of the Company and all policies, manuals and internal regulations of the Company, as in effect from time to time.

17. DATA PRIVACY. Information related to Grantees and Awards hereunder, as shall be received from Grantee or others, and/or held by, the Company or its Affiliates from time to time, and which information may include sensitive and personal information related to Grantees (“Information”), will be used by the Company or its Affiliates (or third parties appointed by any of them, including the Trustee) to comply with any applicable legal requirement, or for administration of the Plan as they deem necessary or advisable, or for the respective business purposes of the Company or its Affiliates (including in connection with transactions related to any of them). The Company and its Affiliates shall be entitled to transfer the Information among the Company or its Affiliates, and to third parties for the purposes set forth above, which may include persons located abroad (including, any person administering the Plan or providing services in respect of the Plan or in order to comply with legal requirements, or the Trustee, their respective officers, directors, employees and representatives, and the respective successors and assigns of any of the foregoing), and any person so receiving Information shall be entitled to transfer it for the purposes set forth above. The Company shall use commercially reasonable efforts to ensure that the transfer of such Information shall be limited to the reasonable and necessary scope. By receiving an Award hereunder, Grantee acknowledges and agrees that the Information is provided at Grantee’s free will and Grantee consents to the storage and transfer of the Information as set forth above.

18.	AGREEMENT REGARDING TAXES; DISCLAIMER.

18.1 Exercise Condition. If the Committee shall so require, as a condition of exercise or (if applicable) vesting of an Award, the release of Shares by the Trustee or the expiration of the Restricted Period, a Grantee shall agree that, no later than the date of such occurrence, the Grantee will pay to the Committee (or the Trustee, as applicable) or make arrangements satisfactory to the Company and the Trustee (if applicable) regarding payment of any applicable taxes and compulsory payments of any kind required by Applicable Law to be withheld or paid.

18.2 TAX LIABILITY. ALL TAX CONSEQUENCES UNDER ANY APPLICABLE LAW WHICH MAY ARISE FROM THE GRANT OF ANY AWARDS OR THE EXERCISE OR (IF APPLICABLE) VESTING THEREOF, THE SALE OR DISPOSITION OF ANY SHARES GRANTED HEREUNDER OR ISSUED UPON EXERCISE OR (IF APPLICABLE) THE VESTING OF ANY AWARD, THE ASSUMPTION, SUBSTITUTION, CANCELLATION OR PAYMENT IN LIEU OF AWARDS OR FROM ANY OTHER ACTION IN CONNECTION WITH THE FOREGOING (INCLUDING WITHOUT LIMITATION ANY TAXES AND COMPULSORY PAYMENTS, SUCH AS SOCIAL SECURITY OR HEALTH TAX PAYABLE BY THE GRANTEE OR THE COMPANY IN CONNECTION THEREWITH) SHALL BE BORNE AND PAID SOLELY BY THE GRANTEE, AND THE GRANTEE SHALL INDEMNIFY THE COMPANY, ITS SUBSIDIARIES AND AFFILIATES AND THE TRUSTEE, AND SHALL HOLD THEM HARMLESS AGAINST AND FROM ANY LIABILITY FOR ANY SUCH TAX OR PAYMENT OR ANY PENALTY, INTEREST OR INDEXATION THEREON. EACH GRANTEE AGREES TO, AND UNDERTAKES TO COMPLY WITH, ANY RULING, SETTLEMENT, CLOSING AGREEMENT OR OTHER SIMILAR AGREEMENT OR ARRANGEMENT WITH ANY TAX AUTHORITY IN CONNECTION WITH THE FOREGOING WHICH IS APPROVED BY THE COMPANY.

18.3 NO TAX ADVICE. THE GRANTEE IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING, EXERCISING OR DISPOSING OF AWARDS HEREUNDER. THE COMPANY DOES NOT ASSUME ANY RESPONSIBILITY TO ADVISE THE GRANTEE ON SUCH MATTERS, WHICH SHALL REMAIN SOLELY THE RESPONSIBILITY OF THE GRANTEE.

18.4 TAX TREATMENT. THE COMPANY AND ITS AFFILIATES DO NOT UNDERTAKE OR ASSUME ANY LIABILITY OR RESPONSIBILITY TO THE EFFECT THAT ANY AWARD SHALL QUALIFY WITH ANY PARTICULAR TAX REGIME OR RULES APPLYING TO PARTICULAR TAX TREATMENT, OR BENEFIT FROM ANY PARTICULAR TAX TREATMENT OR TAX ADVANTAGE OF ANY TYPE AND THE COMPANY AND ITS AFFILIATES SHALL BEAR NO LIABILITY IN CONNECTION WITH THE MANNER IN WHICH ANY AWARD IS TREATED FOR TAX PURPOSES, REGARDLESS OF WHETHER THE AWARD WAS GRANTED OR WAS INTENDED TO QUALIFY UNDER ANY PARTICULAR TAX REGIME OR TREATMENT. THIS PROVISION SHALL SUPERSEDE ANY TYPE OF AWARDS OR TAX QUALIFICATION INDICATED IN ANY CORPORATE RESOLUTION OR AWARD AGREEMENT, WHICH SHALL AT ALL TIMES BE SUBJECT TO THE REQUIREMENTS OF APPLICABLE LAW. THE COMPANY AND ITS AFFILIATES DO NOT UNDERTAKE AND SHALL NOT BE REQUIRED TO TAKE ANY ACTION IN ORDER TO QUALIFY ANY AWARD WITH THE REQUIREMENT OF ANY PARTICULAR TAX TREATMENT AND NO INDICATION IN ANY DOCUMENT TO THE EFFECT THAT ANY AWARD IS INTENDED TO QUALIFY FOR ANY TAX TREATMENT SHALL IMPLY SUCH AN UNDERTAKING. THE COMPANY AND ITS AFFILIATES DO NOT UNDERTAKE TO REPORT FOR TAX PURPOSES ANY AWARD IN ANY PARTICULAR MANNER, INCLUDING IN ANY MANNER CONSISTENT WITH ANY PARTICULAR TAX TREATMENT. NO ASSURANCE IS MADE BY THE COMPANY OR ANY OF ITS AFFILIATES THAT ANY PARTICULAR TAX TREATMENT ON THE DATE OF GRANT WILL CONTINUE TO EXIST OR THAT THE AWARD WOULD QUALIFY AT THE TIME OF EXERCISE, VESTING OR DISPOSITION THEREOF WITH ANY PARTICULAR TAX TREATMENT. THE COMPANY AND ITS AFFILIATES SHALL NOT HAVE ANY LIABILITY OR OBLIGATION OF ANY NATURE IN THE EVENT THAT AN AWARD DOES NOT QUALIFY FOR ANY PARTICULAR TAX TREATMENT, REGARDLESS WHETHER THE COMPANY COULD HAVE OR SHOULD HAVE TAKEN ANY ACTION TO CAUSE SUCH QUALIFICATION TO BE MET AND SUCH QUALIFICATION REMAINS AT ALL TIMES AND UNDER ALL CIRCUMSTANCES AT THE RISK OF THE GRANTEE. THE COMPANY DOES NOT UNDERTAKE OR ASSUME ANY LIABILITY TO CONTEST A DETERMINATION OR INTERPRETATION (WHETHER WRITTEN OR UNWRITTEN) OF ANY TAX AUTHORITIES, INCLUDING IN RESPECT OF THE QUALIFICATION UNDER ANY PARTICULAR TAX REGIME OR RULES APPLYING TO PARTICULAR TAX TREATMENT. IF THE AWARDS DO NOT QUALIFY UNDER ANY PARTICULAR TAX TREATMENT IT COULD RESULT IN ADVERSE TAX CONSEQUENCES TO THE GRANTEE.

18.5 Withholding Obligations. The Company or any Subsidiary or Affiliate may take such action as it may deem necessary or appropriate, in its discretion, for the purpose of or in connection with withholding of any taxes and compulsory payments which the Trustee, the Company or any Subsidiary or Affiliate (or any applicable agent thereof) is required by any Applicable Law to withhold in connection with any Awards, including, without limitations, any income tax, social benefits, social insurance, health tax, pension, payroll tax, fringe benefits, excise tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and applicable by law to the Participant (collectively, “Withholding Obligations”). Such actions may include (i) requiring a Grantee to remit to the Company or the Employer in cash an amount sufficient to satisfy such Withholding Obligations and any other taxes and compulsory payments, payable by the Company or the Employer in connection with the Award or the exercise or (if applicable) the vesting thereof; (ii) subject to Applicable Law, allowing the Grantees to surrender Shares to the Company, in an amount that at such time, reflects a value that the Committee determines to be sufficient to satisfy such Withholding Obligations; (iii) withholding Shares otherwise issuable upon the exercise of an Award at a value which is determined by the Company to be sufficient to satisfy such Withholding Obligations; or (iv) any combination of the foregoing. The Company shall not be obligated to allow the exercise or vesting of any Award by or on behalf of a Grantee until all tax consequences arising therefrom are resolved in a manner acceptable to the Company. With respect to 102 Non-Trustee Options, if the Grantee ceases to be employed by the Company, Parent, Subsidiary or any Affiliate (including the Employer), the Grantee shall extend to the Company and/or the Employer a security or guarantee for the payment of taxes due at the time of sale of Shares, all in accordance with the provisions of Section 102 of the Ordinance and the Rules.

19. RIGHTS AS A SHAREHOLDER. Subject to Section 10.4, a Grantee shall have no rights as a shareholder of the Company with respect to any Shares covered by an Award until the Grantee shall have exercised or (as applicable) vests in the Award, paid any Exercise Price therefor and becomes the record holder of the subject Shares. In the case of 102 Awards, the Trustee shall have no rights as a shareholder of the Company with respect to the Shares covered by such Award until the Trustee becomes the record holder for such Shares for the Grantee’s benefit, and the Grantee shall not be deemed to be a shareholder and shall have no rights as a shareholder of the Company with respect to the Shares covered by the Award until the date of the release of such Shares from the Trustee to the Grantee and the transfer of record ownership of such Shares to the Grantee (provided, however, that the Grantee shall be entitled to receive from the Trustee any cash dividend or distribution made on account of the Shares held by the Trustee for such Grantee’s benefit, subject to any tax withholding and compulsory payment). No adjustment shall be made for dividends (ordinary or extraordinary, whether in shares or other securities, cash or other property, or rights, or any combination thereof) or distribution of other rights for which the record date is prior to the date on which the Grantee or Trustee (as applicable) becomes the record holder of the Shares covered by an Award, except as provided in Section 13 hereof. The Company may, but shall not be obligated to, register or qualify the sale of Shares under any applicable securities law or any other Applicable Law.

20. NO REPRESENTATION BY COMPANY. By granting the Awards, the Company is not, and shall not be deemed as, making any representation or warranties to the Grantee regarding the Company, its business affairs, its prospects or the future value of its Shares and such representations and warranties are hereby disclaimed. Subject to Applicable Law, the Company shall not be required to provide or make available to any Grantee any information, documents or material in connection with the Grantee’s considering an exercise of an Award. Any decision by a Grantee to exercise an Award shall solely be at the risk of the Grantee.

21. NO RETENTION RIGHTS. Nothing in this Plan, any Award Agreement or in any Award granted or agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ of, or be in the service of the Company or any Subsidiary or Affiliate thereof as a Service Provider or to be entitled to any remuneration or benefits not set forth in this Plan or such agreement, or to interfere with or limit in any way the right of the Company or any such Subsidiary or Affiliate to terminate such Grantee’s Continuous Service (including, any right of the Company or any of its Affiliates to immediately cease the Grantee’s Continuous Service or to shorten all or part of the notice period, regardless of whether notice of termination was given by the Company or its Affiliates or by the Grantee). Awards granted under this Plan shall not be affected by any change in duties or position of a Grantee, subject to Sections 5.7 through 5.10. No Grantee shall be entitled to claim and the Grantee hereby waives any claim against the Company or any Subsidiary or Affiliate that he or she was prevented from continuing to vest into Awards as of the date of termination of his or her Continuous Service. No Grantee shall be entitled to any compensation in respect of the Awards which would have vested had such Grantee’s Continuous Service with the Company (or any Subsidiary or Affiliate) not been terminated.

22. PERIOD DURING WHICH AWARDS MAY BE GRANTED. Awards may be granted pursuant to this Plan from time to time within a period of ten (10) years from the Effective Date, which period may be extended from time to time by the Committee. From and after such date (as extended) no grants of Awards may be made and this Plan shall continue to be in full force and effect with respect to Awards or Shares issued thereunder that remain outstanding.

23.	AMENDMENT OF THIS PLAN AND AWARDS.

23.1 Plan Amendment. The Committee at any time and from time to time may suspend, terminate, modify or amend this Plan. Any amendment effected in accordance with this Section shall be binding upon all Grantees and all Awards, whether granted prior to or after the date of such amendment, and without the need to obtain the consent of any Grantee. Subject to provisions of Applicable Law that would permit otherwise, without the approval of the Company’s shareholders, there shall be (i) no increase in the maximum aggregate number of Shares that may be issued under this Plan as Incentive Stock Options (except by operation of the provisions of Section 13), (ii) no change in the class of persons eligible to receive Incentive Stock Options, and (iii) no other amendment of this Plan that would require approval of the Company’s shareholders under any Applicable Law. Unless not permitted by Applicable Law, if the grant of an Award is subject to approval by shareholders, the date of grant of the Award shall be determined as if the Award had not been subject to such approval. Subject to Applicable Law, failure to obtain approval by the shareholders shall not in any way derogate from the valid and binding effect of any grant of an Award that is not an Incentive Stock Option.

23.2 Award Amendment. The Committee or the Board at any time and from time to time may modify or amend any Award theretofore granted, including any Award Agreement.

24.	APPROVAL.

24.1 Effective Date. This Plan shall take effect upon its adoption by the Board (the “Effective Date”).

24.2 Incentive Stock Options. Solely with respect to grants of Incentive Stock Options, this Plan shall also be subject to shareholders’ approval, within one year of the Effective Date, by a majority of the votes cast on the proposal at a meeting or a written consent of shareholders (however, if the grant of an Award is subject to approval by shareholders, the date of grant of the Award shall be determined as if the Award had not been subject to such approval). Failure to obtain such approval by the shareholders within such period shall not in any way derogate from the valid and binding effect of any grant of an Award, except that any Options previously granted under this Plan may not qualify as Incentive Stock Options but, rather, shall constitute Nonqualified Stock Options. Upon approval of this Plan by the shareholders of the Company as set forth above, all Incentive Stock Options granted under this Plan on or after the Effective Date shall be fully effective as if the shareholders of the Company had approved this Plan on the Effective Date.

24.3 102 Awards. 102 Awards are conditional upon the filing with the ITA without its objection during the applicable statutory waiting period, or approval by the ITA of this Plan, as required by Applicable Law. Failure to so file or obtain such approval shall not in any way derogate from the valid and binding effect of any grant of an Award, which is not a 102 Award.

25.	RULES PARTICULAR TO SPECIFIC COUNTRIES.

25.1 Plan Appendices. Notwithstanding anything herein to the contrary, the terms and conditions of this Plan may be supplemented or amended with respect to a particular country or tax regime by means of an appendix to this Plan, and to the extent that the terms and conditions set forth in any appendix conflict with any provisions of this Plan, the provisions of such appendix shall govern. Terms and conditions set forth in such appendix shall apply only to Awards granted to Grantees under the jurisdiction of the specific country or such other tax regime that is the subject of such appendix and shall not apply to Awards issued to a Grantee not under the jurisdiction of such country or such other tax regime. The adoption of any such appendix shall be subject to the approval of the Board or the Committee, and if determined by the Committee to be required in connection with the application of certain tax treatment, pursuant to applicable stock exchange rules or regulations or otherwise, then also the approval of the shareholders of the Company at the required majority.

25.2 Section 409A. This Section 25.2 shall only apply to Awards granted to Grantees who are subject to United States Federal income tax.

25.2.1 It is the intention of the Company that no Award shall be deferred compensation subject to Section 409A of the Code unless and to the extent that the Committee specifically determines otherwise as provided in Section 25.2.2, and the Plan and the terms and conditions of all Awards shall be interpreted and administered accordingly.

25.2.2 The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including any rules for payment or elective or mandatory deferral of the payment or delivery of Shares or cash pursuant thereto, and any rules regarding treatment of such Awards in the event of a Change in Control, shall be set forth in the applicable Award Agreement and shall be intended to comply in all respects with Section 409A of the Code, and the Plan and the terms and conditions of such Awards shall be interpreted and administered accordingly.

25.2.3 The Company shall have complete discretion to interpret and construe the Plan and any Award Agreement in any manner that establishes an exemption from (or compliance with) the requirements of Section 409A of the Code. If for any reason, such as imprecision in drafting, any provision of the Plan and/or any Award Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with)

Section 409A of the Code and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company. If, notwithstanding the foregoing provisions of this Section 25.2.3, any provision of the Plan or any such agreement would cause a Grantee to incur any additional tax or interest under Section 409A of the Code, the Company may reform such provision in a manner intended to avoid the incurrence by such Grantee of any such additional tax or interest; provided that the Company shall maintain, to the extent reasonably practicable, the original intent and economic benefit to the Grantee of the applicable provision without violating the provisions of Section 409A of the Code. For the avoidance of doubt, no provision of this Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from any Grantee or any other individual to the Company or any of its affiliates, employees or agents.

25.2.4 Notwithstanding any other provision in the Plan, any Award Agreement, or any other written document establishing the terms and conditions of an Award, if any Grantee is a “specified employee,” within the meaning of Section 409A of the Code, as of the date of his or her “separation from service” (as defined under Section 409A of the Code), then, to the extent required by Treasury Regulation Section 1.409A-3(i)(2) (or any successor provision), any payment made to such Grantee on account of his or her separation from service shall not be made before a date that is six months after the date of his or her separation from service. The Committee may elect any of the methods of applying this rule that are permitted under Treasury Regulation Section 1.409A-3(i)(2)(ii) (or any successor provision).

25.2.5 Notwithstanding any other provision of this Section 25.2 to the contrary, although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or non-United States law. The Company shall not be liable to any Grantee for any tax, interest, or penalties the Grantee might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

26. NON-EXCLUSIVITY OF THIS PLAN. The adoption of this Plan shall not be construed as creating any limitations on the power or authority of the Company to adopt such other or additional incentive or other compensation arrangements of whatever nature as the Company may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to employees generally, or to any class or group of employees, which the Company or any Affiliate has or will lawfully put into effect, including any retirement, pension, savings and stock purchase plan, insurance, death and disability benefits and executive short-term or long-term incentive plans.

27.	DEFINITIONS.

27.1 Terms Generally. Except when otherwise indicated by the context, (i) the singular shall include the plural and the plural shall include the singular; (ii) any pronoun shall include the corresponding masculine, feminine and neuter forms; (iii) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth therein or herein), (iv) references to any law, constitution, statute, treaty, regulation, rule or ordinance, including any section or other part thereof shall refer to it as amended from time to time and shall include any successor thereof, (v) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Plan in its entirety, and not to any particular provision hereof, (vi) all references herein to Sections shall be construed to refer to Sections to this Plan; (vii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and (viii) use of the term “or” is not intended to be exclusive.

27.2 Defined Terms. The following terms shall have the meanings ascribed to them in this Section 27.2:

27.2.1 “Adjusted Award” means an award issued under this Plan in accordance with the Employee Matters Agreement entered into in connection with the Spin-Off in adjustment of a restricted stock unit or performance stock unit or any other equity or equity-based award that was granted under a VSI Equity Plan, in each case, pursuant to the exchange ratio set forth in such Employee Matters Agreement.

27.2.2 “Affiliate” shall mean, with respect to any person, any other person (other than a natural Person) (i) an aggregate amount of the voting securities, other voting ownership or voting partnership interests, of which is sufficient to elect at least a majority of the Board or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person); or (ii) in which the Company has a substantial direct or indirect equity interest, as determined by the Committee. For the purpose of 102 Awards, “Affiliate” shall mean an “Employer” as defined herein. For the purposes of this Plan only, and only in the context of the Spin-Off and for no other purposes, Verint Systems Inc. and any of its Affiliates shall be deemed Affiliates of the Company.

27.2.3 “Applicable Law” shall mean any applicable law, rule, regulation, statute, pronouncement, policy, interpretation, judgment, order or decree of any federal, provincial, state or local governmental, regulatory or adjudicative authority or agency, of any jurisdiction, and the rules and regulations of any stock exchange, over-the-counter market or trading system on which the Company’s shares are then traded or listed.

27.2.4 “Award” shall mean any Option, Restricted Share, RSUs, Shares (including Shares issued as bonuses), or any other Share-based award granted under this Plan (including any such awards which are ultimately settled in cash pursuant to the terms hereof).

27.2.5 “Board” shall mean the Board of Directors of the Company.

27.2.6 “Cause” shall mean (irrespective of, and in addition to, any definition included in any other agreement or instrument applicable to the Grantee, and unless otherwise determined by the Committee) any of the following: (i) any theft, fraud, embezzlement, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, falsification of any documents or records of the Company or any of its Affiliates, felony or similar act by the Grantee (whether or not related to the Grantee’s relationship with the Company); (ii) an act of moral turpitude by the Grantee, or any act that causes significant injury to, or is otherwise adversely affecting, the reputation, business, assets, operations or business relationship of the Company (or a Subsidiary or Affiliate, when applicable); (iii) any breach by the Grantee of any material agreement with or of any material duty of the Grantee to the Company or any Subsidiary or Affiliate thereof (including breach of confidentiality, non-disclosure, non-use, non-competition or non-solicitation covenants towards the Company or any of its Affiliates) or failure to abide by code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iv) any act which constitutes a breach of a Grantee’s fiduciary duty towards the Company or an Affiliate or Subsidiary, including disclosure of confidential or proprietary information thereof or acceptance or solicitation to receive unauthorized or undisclosed benefits, irrespective of their nature, or funds, or promises to receive either, from individuals, consultants or corporate entities that the Company or a Subsidiary does business with; (v) the Grantee’s unauthorized use, misappropriation, destruction, or diversion of any tangible or intangible asset or corporate opportunity of the Company or any of its Affiliates (including, without limitation, the improper use or disclosure of confidential or proprietary information); (vi) any circumstances that constitute grounds for termination for cause under the Grantee’s Continuous Service with the Company or Affiliate, to the extent applicable, or (vii) any circumstances referred to under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the SEC or any national securities exchange or national securities association on which the Shares may be traded. For the avoidance of doubt, the determination as to whether a termination is for Cause for purposes of this Plan, shall be made in good faith by the Committee and shall be final and binding on the Grantee.

27.2.7 “Change in Control” shall mean the occurrence of any one of the following events: (i) the acquisition by any Person, entity or affiliated group in one or a series of transactions, of more than 50% of the voting power of the Company; (ii) a merger, combination, amalgamation, consolidation, spin-off or any other transaction in which the holders of the Company’s common stock immediately prior to such transaction do not hold in respect of their holdings of such stock 50% or more of the voting power of the merged, combined, amalgamated, consolidated, spun-off or other resulting entity; and (iii) a sale or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company (including its Subsidiaries); or (iv) during any period of two consecutive years, Incumbent Directors cease to constitute at least a majority of the Board. “Incumbent Directors” shall mean: (1) the directors who were serving at the beginning of such two-year period, or (2) any directors whose election or nomination was approved by the directors referred to in clause (1) or by a director approved under this clause (2).

27.2.8 “Code” shall mean the United States Internal Revenue Code of 1986, and any applicable regulations promulgated thereunder, all as amended.

27.2.9 “Committee” shall mean a committee established or appointed by the Board to administer this Plan, subject to Section 2.1.

27.2.10 “Companies Law” shall mean the Israel Companies Law, 5759-1999, and the regulations promulgated thereunder, all as amended from time to time.

27.2.11 “Continuous Service” shall mean, subject to the other terms and conditions of this Plan (including Sections 5.7.5 and 7.8), the absence of any interruption or termination of service as a Service Provider.

27.2.12 “Disability” shall mean (i) the inability of a Grantee to engage in any substantial gainful activity or to perform the major duties of the Grantee’s position with the Company or its Affiliates by reason of any medically determinable physical or mental impairment which has lasted or can be expected to last for a continuous period of not less than 12 months (or such other period as determined by the Committee), as determined by a qualified doctor acceptable to the Company, (ii) if applicable, a “permanent and total disability” as defined in Section 22(e)(3) of the Code or Section 409A(a)(2)(c)(i) of the Code, as amended from time to time, or (iii) as defined in a policy of the Company that the Committee deems applicable to this Plan, or that makes reference to this Plan, for purposes of this definition. Notwithstanding the foregoing, for Awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.

27.2.13 “Employee” shall mean any person treated as an employee (including an officer or a director who is also treated as an employee) in the records of the Company or any of its Affiliates (and in the case of 102 Awards, subject to Section 8.3 or in the case of Incentive Stock Options, who is an employee for purposes of Section 422 of the Code); provided, however, that neither service as a director nor payment of a director’s fee shall be sufficient to constitute employment for purposes of this Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of a person’s rights, if any, under this Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

27.2.14 “Employer” means, for purpose of a 102 Trustee Award, the Company or an Affiliate, Subsidiary or Parent thereof, which is an “employing company” within the meaning and subject to the conditions of Section 102(a) of the Ordinance.

27.2.15 “employment”, “employed” and words of similar import shall be deemed to refer to the employment of Employees or to the services of any other Service Provider, as the case may be.

27.2.16 “exercise” “exercised” and words of similar import, when referring to an Award that does not require exercise or that is settled upon vesting (such as may be the case with RSUs or Restricted Shares, if so determined in their terms), shall be deemed to refer to the vesting of such an Award (regardless of whether or not the wording included reference to vesting of such an Awards explicitly), and when referring to an Award that does require exercise (such as Options), shall have the customary meaning.

27.2.17 “Exercise Period” shall mean the period, commencing on the date of grant of an Award, during which an Award shall be exercisable, subject to any vesting provisions thereof (including any acceleration thereof, if any) and subject to the termination provisions hereof.

27.2.18 “Exercise Price” shall mean the exercise price for each Share covered by an Option or the purchase price for each Share covered by any other Award.

27.2.19 “Fair Market Value” shall mean, unless otherwise defined in the applicable Award Agreement or otherwise required in order to meet the requirements of any Applicable Law, as determined by the Committee in its discretion, (i) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (ii) with respect to the Shares, as of any date, (1) the closing sale price (excluding any “after hours” trading) of the Shares as reported on the Nasdaq Stock Market for such date (or if not then trading on the Nasdaq Stock Market, the closing sale price of the Shares on the stock exchange or over-the-counter market on which the Shares are principally trading on such date), or, (x) if there were no sales on such date or (y) for the purpose of establishing Fair Market Value in connection with the vesting of an Award or the release of Shares, on the closest preceding date on which there were sales of Shares or (2) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee, in its sole discretion, with full authority to determine the method for making such determination and which determination shall be conclusive and binding on all parties.

27.2.20 “Good Reason” as a reason for a Grantee’s termination of employment or service shall, unless otherwise agreed to in writing between the Grantee and the Company or a Subsidiary or Affiliate of the Company, have the meaning assigned such term in the employment, severance or similar agreement, if any, between the Grantee and the Company or a Subsidiary or Affiliate of the Company. If the Grantee is not a party to an employment, severance agreement or similar agreement with the Company or a Subsidiary or Affiliate of the Company in which such term is defined, then unless otherwise defined in the applicable Award Agreement, for purposes of this Plan, “Good Reason” shall mean (i) a material reduction (i.e., at least a 10% reduction) by the Company or a Subsidiary or Affiliate of the Company in the Grantee’s base salary; or (ii) the involuntary relocation of the Grantee’s own office location by more than 50 kilometers; provided that all such events shall be Good Reason only if the Company (or the applicable Subsidiary or Affiliate of the Company) fails to cure such event within 30 days after receipt from the Grantee of written notice of the event which constitutes Good Reason; provided, further, that Good Reason shall cease to exist for an event on the 90th day following the later of its occurrence or the Grantee’s knowledge thereof, unless the Grantee has given the Company written notice thereof prior to such date.

27.2.21 “Grantee” shall mean a person who has been granted an Award(s) under this Plan.

27.2.22 “Ordinance” shall mean the Israeli Income Tax Ordinance (New Version) 1961, and the regulations and rules (including the Rules) promulgated thereunder, all as amended from time to time.

27.2.23 “Parent” shall mean any company (other than the Company), which now exists or is hereafter organized, (i) in an unbroken chain of companies ending with the Company if, at the time of granting an Award, each of the companies (other than the Company) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain, or (ii) if applicable and for purposes of Incentive Stock Options, that is a “parent corporation” of the Company, as defined in Section 424(e) of the Code.

27.2.24 “person” shall have the meaning given in Section 3(a)(9) of the US Exchange Act of 1934, as amended, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company and its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareowners of the Company in substantially the same proportions as their ownership of stock of the Company.

27.2.25 “Retirement” shall mean a Grantee’s retirement pursuant to Applicable Law or in accordance with the terms of any tax-qualified retirement plan maintained by the Company or any of its Affiliates in which the Grantee participates or is subject to.

27.2.26 “Securities Act” shall mean the U.S. Securities Act of 1933, and the rules and regulations promulgated thereunder, all as amended from time to time.

27.2.27 “Service Provider” shall mean an Employee, director, officer, consultant, advisor and any other person or entity who provides services to the Company or any Parent, Subsidiary or Affiliate thereof. Service Providers shall include prospective Service Providers to whom Awards are granted in connection with written offers of an employment or other service relationship with the Company or any Parent, Subsidiary or any Affiliates thereof, provided, however, that any such grant shall not become effective until such employment or service shall have actually commenced.

27.2.28 “Shares” shall mean Ordinary Shares, with no par value, of the Company (as adjusted for stock splits, reverse stock splits, distribution of bonus shares with respect thereto, combinations or other recapitalization events), or shares of such other class of the Company as shall be designated by the Committee in respect of the relevant Award(s). “Shares” include any securities, property or rights issued or distributed with respect thereto.

27.2.29 “Subsidiary” shall mean any company (other than the Company), which now exists or is hereafter organized or acquired by the Company, (i) in an unbroken chain of companies beginning with the Company if, at the time of granting an Award, each of the companies other than the last company in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain, or (ii) if applicable and for purposes of Incentive Stock Options, that is a “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

27.2.30 “tax(es)” shall mean (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, capital gains, alternative or add-on minimum, transfer, value added tax, real and personal property, withholding, payroll, employment, escheat, social security, disability, national security, health tax, wealth surtax, stamp, registration and estimated taxes, customs duties, fees, assessments and charges of any similar kind whatsoever (including under Section 280G of the Code) or other tax of any kind whatsoever, (ii) all interest, indexation differentials, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i), (iii) any transferee or successor liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, successor liability, operation of Applicable Law, or as a result of any express or implied obligation to assume Taxes or to indemnify any other person, and (iv) any liability for the payment of any amounts of the type described in clause (i) or (ii) payable as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate or other group for any taxable period, including under U.S. Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

27.2.31 “Ten Percent Shareholder” shall mean a Grantee who, at the time an Award is granted to the Grantee, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any Parent or Subsidiary, within the meaning of Section 422(b)(6) of the Code.

27.2.32 “Trustee” shall mean the trustee appointed by the Committee to hold the Awards (and, in relation with 102 Trustee Awards, approved by the ITA), if so appointed.

27.2.33 “VSI Equity Plan” means the Verint Systems Inc. 2019 Long-Term Stock Incentive Plan and/or the Verint Systems Inc. Amended and Restated 2015 Long-Term Stock Incentive Plan, as applicable.

28.	MISCELLANEOUS.

28.1 Governing Law; Jurisdiction. This Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Israel, except with respect to matters that are subject to tax laws, regulations and rules of any specific jurisdiction, which shall be governed by the respective laws, regulations and rules of such jurisdiction. Certain definitions, which refer to laws other than the laws of such jurisdiction, shall be construed in accordance with such other laws. The competent courts located in Tel-Aviv-Jaffa, Israel shall have exclusive jurisdiction over any dispute arising out of or in connection with this Plan and any Award granted hereunder. By signing any Award Agreement or any other agreement relating to an Award, each Grantee irrevocably submits to such exclusive jurisdiction.

28.2 Survival. The Grantee shall be bound by and the Shares issued upon exercise or (if applicable) the vesting of any Awards granted hereunder shall remain subject to this Plan after the exercise or (if applicable) the vesting of Awards, in accordance with the terms of this Plan, whether or not the Grantee is then or at any time thereafter employed or engaged by the Company or any of its Affiliates.

28.3 Additional Agreements. Each Grantee shall execute (and authorizes any person designated by the Company to so execute, as well as (if applicable) the Trustee holding any Shares for the Grantee’s behalf) such separate agreement(s) as may be requested by the Company relating to matters set forth in or otherwise for the purpose of implementing of this Plan, including under Section 8.5. The execution of such separate agreement(s) may be a condition by the Company to the exercise of any Award and the Company (and, if applicable, the Trustee) may exercise its authorization above and sign such agreement on behalf of the Grantee or subject the Grantee to the provisions of such agreements.

28.4 Fractional Shares. No fractional Share shall be issuable upon exercise or vesting of any Award. Any fractional shares resulting from such issuance or exercise shall be treated as determined by the Committee, and in the absence of such determination shall be rounded down to the nearest whole share, and the Company shall have no obligation to make any cash or other payment with respect to such fractional shares.

28.5 Severability. If any provision of this Plan, any Award Agreement or any other agreement entered into in connection with an Award shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction. In addition, if any particular provision contained in this Plan, any Award Agreement or any other agreement entered into in connection with an Award shall, for any reason, be held to be excessively broad as to duration, geographic scope, activity or subject, it shall be construed by limiting and reducing such provision as to such characteristic so that the provision is enforceable to fullest extent compatible with Applicable Law as it shall then appear.

28.6 Captions and Titles. The use of captions and titles in this Plan or any Award Agreement or any other agreement entered into in connection with an Award is for the convenience of reference only and shall not affect the meaning or interpretation of any provision of this Plan or such agreement.

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